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                                                                  EXHIBIT 6.2.3

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                                ESCROW AGREEMENT


     THIS AGREEMENT made as of the 27th day of February, 1996.

A M O N G:

     MELVIN L. ALTER, for and on behalf of the persons listed on Schedule A hereto

     (hereinafter collectively called the "Escrowed Shareholders")

     - and -

     ALTAIR INTERNATIONAL GOLD INC.

     (hereinafter called the "Company")

     - and -

     HAGE CORPORATE SERVICES INC.

     (hereinafter called the "Escrow Agent")


     WHEREAS in furtherance of the acquisition by the Company of all of the common shares of Trans Mar, Inc. ("TMI"), pursuant to a merger agreement (the "Merger Agreement") dated February 8, 1996, as amended by an agreement dated February 22, 1996 (the "Merger"), the Escrowed Shareholders have agreed to deposit in escrow certain securities of the Company owned or to be received by them upon the terms set forth herein;

     AND WHEREAS the Escrow Agent has agreed to undertake and perform its duties according to the terms and conditions hereof;

     NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the mutual covenants and agreements contained herein, the Escrowed Shareholders jointly and severally covenant and agree with the Company and with the Escrow Agent and the Company and the Escrow Agent covenant and agree with each other and with the Escrowed Shareholder jointly and severally as follows:

     1. Where used in this agreement, or in any amendment or supplement hereto, unless the context otherwise requires, the phrase "Cash Flow" shall mean net income derived from the assets of TMI, as shown on the audited consolidated financial statements or verified by the Company's auditors, adjusted for the following add-backs:

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                                       2

          (a)  depreciation;
          (b)  depletion;
          (c)  deferred taxes;
          (d)  amortization of goodwill;
          (e)  amortization of research and development costs.

     2. The Escrowed Shareholders hereby place and deposit those of the securities of the Company which are listed opposite their names in Appendix "1" hereto, with the Escrow Agent, in transferable form, upon the terms and conditions set out herein for deposit in escrow including any replacement securities or certificates if and when such are issued or allotted and represents and warrants to the Company and the Escrow Agent that it is the legal and beneficial owner of such securities free and clear of any claims, liens or other form of encumbrances.

     3. The parties hereby agree that the shares deposited pursuant to section 1 (hereinafter called the "Escrowed Shares") and the beneficial ownership of or any interest in them shall not be sold, assigned, hypothecated, alienated, released from escrow, transferred within escrow, or otherwise in any manner dealt with, without the prior written consent of the Alberta Stock Exchange (the "Exchange") being obtained. Each of the Escrowed Shareholders hereby directs the Escrow Agent to retain the Escrowed Shares upon the terms and conditions set out herein and not to do or cause anything to be done to release the same from this escrow or to allow any transfer, hypothecation or alienation thereof except as herein expressly provided.

     4. The Escrow Agent hereby accepts the responsibilities placed on it under this agreement and agrees to perform such responsibilities in accordance with the terms hereof and the written consents, orders or directions of the Exchange. In particular, but without limitation, the Escrow Agent shall hold shares represented by the certificates for the persons, firms, or corporations respectively legally entitled thereto. Any consent, order or direction releasing any portion of the Escrowed Shares from this escrow shall terminate this agreement only in respect to the portion of the Escrowed Shares so released. For greater certainty, the preceding sentence shall not apply to Escrowed Shares transferred within escrow.

     5. The Company hereby acknowledges the terms and conditions of this agreement and agrees to take all reasonable steps to facilitate its performance.

     6. The Escrowed Shareholders shall, if a dividend is declared while the Escrowed Shares or any of them continue to be held in escrow under this agreement, renounce and release any right to receive payment of the dividend on the Escrowed Shares then held in escrow.

     7. Any shares received by the Escrow Agent by way of dividend in respect of the Escrowed Shares shall be dealt with as if they were Escrowed Shares hereunder.

     8. All voting rights attached to the Escrowed Shares may at all times be exercised by the respective owners thereof.

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     9.   The Escrowed Shares shall be released from the terms of this escrow to the respective owners thereof in accordance with the following provisions:

          (a) The Exchange will consent to the release from escrow of one Escrowed Share for each $1.80 of Cash Flow generated by or from the assets of TMI.

          (b) Any release from escrow under this paragraph 9 shall be made pursuant to a written application on behalf of the Company or the Escrowed Shareholders, which application shall be accompanied by evidence of the Cash Flow received in a form satisfactory to the Exchange. Application for release may only be made once per year and may only relate to Cash Flow received in the preceding fiscal year or the fiscal years of the Company since the last release from escrow pursuant to this agreement, whichever is greater.
               All Escrowed Shares released from escrow shall, unless otherwise directed by the Exchange, be distributed pro-rata to all Escrowed Shareholders.

          (c) Notwithstanding subparagraph (b) above, the maximum number of Escrowed Shares to be released from escrow in any of the first three years of this agreement to an Escrowed Shareholder shall be one third of the original number of Escrowed Shares held in escrow on behalf of such Escrowed Shareholder.

     10. Escrowed Shares may be transferred within escrow as may be required by reason of the death or bankruptcy of any Escrowed Shareholder, in which case the Escrow Agent shall hold the certificates representing such Escrowed Shareholder's Escrowed Shares for the person, firm or corporation legally entitled thereto.

     11. Any Escrowed Shareholder applying to the Exchange for a consent for a transfer within escrow shall before applying, give reasonable notice in writing of his intention to the Company and the Escrow Agent. The Escrow Agent shall send a written report to the parties to this Agreement of trades, transfers and releases of Escrowed Shares in accordance with this Agreement at the end of any month in which such activity has occurred to the Company.

     12. A release from escrow of all or part of the Escrowed Shares shall terminate this agreement only in respect to those securities so released. For greater certainty this paragraph does not apply to securities transferred within escrow.

     13. If the Company is wound up and any securities remain in escrow under this agreement at the time when a distribution of assets to holders of securities is made by the liquidator, the Escrowed Shareholders shall assign their right to receive that part of the distribution which is attributable to the Escrowed Securities to the Escrow Agent, for the benefit of, and in trust for the persons and companies who are then holders of free securities in the Company rateably in proportion to their holdings.

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     14.  The Escrowed Shareholders and the Company hereby jointly and severally agree to and do hereby release and indemnify and save harmless the Escrow Agent from and against all claims, suits, demands, costs, damages and expenses which may be occasioned by reason of the Escrow Agent's compliance in good faith with the terms of this agreement and which are not attributable to the gross negligence of the Escrow Agent, provided that, the parties agree that the liability of the Escrow Agent in carrying out its duties hereunder for which it is not indemnified hereunder shall not exceed the fees paid to the Escrow Agent for acting in such capacity.

     15. If the Escrow Agent should wish to resign, it shall give at least three months' notice to the Company, which may by writing appoint another escrow agent in its place and such appointment shall be binding on the Escrowed Shareholder and the new escrow agent shall assume and be bound by the obligations of the Escrow Agent hereunder.

     16. The Company shall be responsible for paying to the Escrow Agent a mutually agreed upon fee for its services provided pursuant to this agreement.

     17. (a) The parties acknowledge that, among other purposes, this agreement has been entered into by the parties hereto and the Escrowed Shares have been deposited with the Escrow Agent as security for the indemnification obligations of TMI set forth in
               Article 4 of the Merger Agreement subject to the limitations set forth in section 17(c) below, and the prior approval of the Exchange, if the Company or Fine Gold Recovery Systems Inc. ("Fine Gold") incurs any loss, claim, damage, expense, liability or action for which TMI has agreed to indemnify the Company or Fine Gold under section 4.1(b) of the Merger Agreement (collectively, an "Indemnified Claim"), the Company or Fine Gold, as the case may be, may instruct the Escrow Agent to sell, in a public or private sale or open market transaction, all or a portion of the Escrowed Shares necessary to satisfy the full amount of the Indemnified Claim, together with all legal or other expenses incurred by the Company or Fine Gold in connection with such Indemnified Claim. Upon receipt of such instructions and the prior approval of the Exchange, the Escrow Agent shall sell such Escrowed Shares as necessary to satisfy the full amount of the Indemnified Claim and shall immediately thereafter deliver to Fine Gold the amounts payable to the Company or Fine Gold pursuant to section 6(b) of the Merger Agreement. In such event, the Escrow Agent and the Escrowed Shareholders shall take all actions and execute and deliver to the Company or any third party all instruments or certificates reasonably requested by the Company or Fine Gold to effect the sale of the Escrowed Shares as contemplated by this section 17(a).

          (b) For purposes of determining the number of Escrowed Shares to be sold pursuant to section 17(a) above, the Escrow Agent shall divide the aggregate amount of the Indemnified Claim to be satisfied and the anticipated costs and expenses expected to be incurred with respect to each Indemnified Claim by the greater of: (i)


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                                       5

               closing bid price of the common shares of the Company, as reported by the Exchange, as of the trading day immediately prior to the date on which the Indemnified Claim is presented to the Escrow Agent; and (ii) CDN $1.80.

          (c) The sale of any Escrowed Shares pursuant to this section 17 shall be subject to the following conditions: (i) the amount of the Indemnified Claim shall be assessed against the Escrowed Shares on a pro rata basis based upon the number of Escrowed Shares held in escrow pursuant to this agreement (subject to receipt of the prior approval of the Exchange to sell the Escrowed Shares for such purposes) and common shares of the Company held in escrow pursuant to the escrow agreement dated as of the date hereof made between Melvin L. Alter, for and on behalf of the persons listed on Schedule A thereto, the Company and the Escrow Agent, as at the date the Indemnified Claim is presented to the Escrow Agent;
               (ii) the recourse of the Company and Fine Gold for any Indemnified Claim pursuant to this agreement shall be limited to the aggregate value of the Escrowed Shares held at the time such Indemnified Claim is presented by the Company or Fine Gold, as the case may be, to the Escrow Agent, and (iii) neither Fine Gold nor the Company may exercise any remedy under this agreement with respect to an Indemnified Claim until the aggregate amount of all such Indemnified Claims exceeds Fifty Thousand Dollars ($50,000), upon which time the Company and/or Fine Gold may recover with respect to all Indemnified Claims, up to the full value of all Escrowed Shares then held under this Agreement.

     18. Any notice required or permitted to be given hereunder shall be in writing and shall be effectively given if (i) delivered personally, (ii) sent by prepaid courier service or mail, or (iii) sent prepaid by telex, telecopier or other similar means of electronic communication addressed, in case of notice to the Escrow Agent and the Company, as follows:

          Escrow Agent:       Hage Corporate Services Inc.
                              67 Richmond Street West
                              Toronto, Ontario
                              M5H 1Z5

                              Attention: J. Allan Ringler

                              Tel: (416) 361-0737
                              Fax: (416) 361-0923

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          the Company:        Altair International Gold Inc.
                              1725 Sheridan Avenue, Suite 140
                              Cody, Wyoming
                              82414
                              U.S.A.

                              Tel: (307) 587-8245
                              Fax: (307) 587-8357

and in the case of notice to an Escrowed Shareholder, to the latest address of such Escrowed Shareholder as shown in the records of the Company.

     19. Notwithstanding paragraph 9, any shares remaining in escrow on the fifth anniversary of the date of this agreement, unless otherwise exempted in writing by the Exchange, shall be cancelled by the Escrow Agent within 6 months of the said fifth anniversary.

     20. This agreement may be executed in several parts in the same form and such parts as so executed shall together form one original agreement, and such parts if more than one shall be read together and construed as if all the signing parties hereto had executed one copy of this agreement. Pages delivered by telecopy, including executed pages, shall be deemed to be original pages.

     21. This agreement shall enure to the benefit of and be binding upon the parties hereto, they and each of their heirs, executors, administrators, successors and permitted assigns.

     22. This agreement shall be governed by the laws of Ontario and the federal laws of Canada applicable herein.

     23. Whenever the singular or masculine is used, the same shall be construed to include the plural or feminine or neutral where the context so requires.

     24. Melvin L. Alter hereby represents, warrants and agrees that he has been duly authorized to enter into this agreement for and on behalf of the Escrowed Shareholders and that the representations, warranties, covenants and agreements contained herein are binding upon each Escrowed Shareholder as if they were signatories hereto by virtue of their having signed a subscription agreement between each such Escrowed Shareholder and the Company in respect of their acquisition of the Escrowed Shares.

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                                       7

     25. The parties agree that any disputes relating to the interpretation of the provisions of this agreement shall be referred to a mediator mutually acceptable to the Company and the Escrow Agent whose decision shall be binding on the parties hereto.

          IN WITNESS WHEREOF the parties hereto have executed this agreement on the day and year first above written.

                         )
                         )
________________________ )         ------------------------------------------
Witness                  )         MELVIN L. ALTER, for and on behalf of the
                         )         Escrowed Shareholders listed on Schedule A
                                   hereto



                                   ALTAIR INTERNATIONAL GOLD, INC.



                                   By:
                                      ---------------------------------------



                                   HAGE CORPORATE SERVICES INC.



                                   By:
                                      ---------------------------------------


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                                   APPENDIX I

                          LIST OF ESCROWED SHAREHOLDERS




Shareholder                   Number of Shares              Certificate Numbers
-----------                   ----------------              -------------------
Melvin L. Alter
Dorothy E. Alter
Colin Negra, S.A.
Wallace D. Henderson
The D.M.P. Trust
The Wright Family Trust